                       KRAMER, LEVIN, NAFTALIS & FRANKEL
                         9 1 9  T H I R D  A V E N U E
                          NEW YORK, N.Y. 10022 - 3852
                               (212) 715 - 9100



                              September 29, 1997



Wells Aluminum Corporation
809 Gleneagles Court, Suite 300
Baltimore, Maryland  21286

Ladies and Gentlemen:

                  We have acted as counsel for Wells Aluminum Corporation (the "Company") in connection with the registration statement on Form S-4 (Reg. No. 333-31071), as amended by Amendment Nos. 1 through 3 thereto (the "Registration Statement"), filed by the Company with the Securities and Exchange Commission (the "Commission") relating to the proposed offer by the Company of $105,000,000 aggregate principal amount of 10 1/8% Series B Senior Notes due 2005 (the "New Notes") of the Company for a like amount of privately placed
10 1/8% Series A Senior Notes due 2005 (the "Old Notes") (the "Exchange Offer"). The New Notes will be issued pursuant to the Indenture (the "Indenture") dated May 28, 1997 between the Company and State Street Bank and Trust Company (formerly known as Fleet National Bank), as trustee. All capitalized terms not otherwise defined herein have the same meanings given to such terms in the Indenture.

                  In connection with the foregoing, we have examined, among other things, (i) the Registration Statement, (ii) the Indenture, (iii) the form of New Notes to be issued pursuant to the Indenture and (iv) originals, photocopies or conformed copies of all such corporate records, agreements, instruments and documents of the Company, certificates of public officials and other certificates and opinions, and have made such other investigations as we have deemed necessary for the purpose of rendering the opinion set forth herein. In our examination, we have assumed the genuineness of all signatures, the authenticity of all

KRAMER, LEVIN, NAFTALIS & FRANKEL

Wells Aluminum Corporation
September 29, 1997
Page 2


documents submitted to us as originals, and the conformity to originals of all documents submitted to us as photocopies or conformed copies, and the authenticity of the originals of such latter documents. We have relied, to the extent we deem such reliance proper, upon representations, statements or certificates of public officials and officers and representatives of the Company.

                  Based upon and subject to the foregoing, we are of the opinion that:

                  The New Notes have been duly authorized by the Company and, when issued and delivered in exchange for the Old Notes in the manner set forth in the Registration Statement and executed and authenticated in accordance with the terms and conditions of the Indenture, will constitute legal, valid and binding obligations of the Company.

                  We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters" in the prospectus that forms a part thereof.

                  We are delivering this opinion to the Company, and no person other than the Company and its securityholders may rely upon it.


                               Very truly yours,


                               /s/ Kramer, Levin, Naftalis & Frankel